                                                                    Exhibit 12.1

                                Ziff-Davis Inc.

               Computation of Ratios of Earnings to Fixed Charges
                       (Amounts in thousands of dollars)

                              ZDI (the Predecessor)                 Ziff-Davis Inc.
                          ------------------------------- -------------------------------------
                             Year ended       Two month
                            December 31,     period ended       Year ended December 31,
                          -----------------  February 28, -------------------------------------
                            1994     1995        1996      1995     1996      1997      1998
                          -------- --------  ------------ ------- --------  --------  ---------
Pre-tax income (loss)
from continuing
operations..............  $ 73,207 $(40,250)   $(6,995)   $22,869 $(27,124) $(72,491) $(104,236)
Less: Income (loss) from
equity investments......     4,443    3,391        235        --       526    (2,030)    (7,483)
                          -------- --------    -------    ------- --------  --------  ---------
                            77,650  (36,859)    (6,760)    22,869  (26,598)  (74,521)  (111,719)
                          -------- --------    -------    ------- --------  --------  ---------
Interest expense........    17,887   92,609     14,030     44,005  120,646   190,445    143,547
Interest portion of rent
expense.................     7,292    7,633      1,340        831    7,672     9,998      8,232
                          -------- --------    -------    ------- --------  --------  ---------
Total fixed charges.....    25,179  100,242     15,370     44,836  128,318   200,443    151,779
                          -------- --------    -------    ------- --------  --------  ---------
Earnings before income
taxes and fixed
charges.................  $102,829 $ 63,383    $ 8,610    $67,705 $101,720  $125,922  $  40,060
                          ======== ========    =======    ======= ========  ========  =========
Ratio of earnings to
fixed charges...........       4.1      (a)        (a)        1.5      (a)       (a)        (a)
                          ======== ========    =======    ======= ========  ========  =========

----
(a) ZDI's (the predecessor) earnings for the year ended December 31, 1995 and for the two months ended February 28, 1996 were insufficient to cover fixed charges by $36,859 and $6,760, respectively. Ziff-Davis Inc's earnings for the year ended December 31, 1996, 1997 and 1998 were insufficient to cover fixed charges by $26,598, $74,521 and $111,719, respectively.

                                       1